NEWS RELEASE

VIAVI Announces Completion of Offer to Repurchase
at the Option of Holders of Its 0.625% Senior Convertible Notes due 2033

San Jose, Calif., August 15, 2018 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI”) today announced the completion of the previously announced right of holders of its 0.625% Senior Convertible Notes due 2033 (CUSIP No. 46612J AF8) (the “Notes”) to surrender their Notes for purchase by VIAVI pursuant to their option (the “Put Option”) under the Indenture governing the Notes, dated as of August 21, 2013 (the “Indenture”). The Put Option expired at 12:00 midnight, New York City time, at the end of the day on August 14, 2018.
At the expiration of the Put Option, $$134,284,000.00 aggregate principal amount of Notes were validly surrendered and not validly withdrawn. The repurchase of the Notes will be funded by VIAVI’s available cash. After giving effect to the repurchase pursuant to the Put Option, $142,735,000.00 aggregate principal amount of Notes remains outstanding.
Forward-Looking Statements
This press release contains forward-looking statements that relate to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include, without limitation, statements regarding the Put Option. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (i) general market conditions, including market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) prevailing interest rates, (iv) VIAVI’s expectations regarding how the Put Option will be financed and (v) the existence of alternative uses for VIAVI’s cash.
For more information on these and other risks affecting VIAVI’s business and any forward-looking statements, please refer to the “Risk Factors” section included in Part I, Item 1A of VIAVI’s Annual Report on Form 10-K for the year ended July 1, 2017 filed with the Securities and Exchange Commission (“SEC”) on August 29, 2017, and other reports filed from time to time with the SEC. The forward-looking statements contained in this news release are made as of the date hereof and VIAVI does not assume any obligation to update such statements.

About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions to communications service providers, enterprises, network equipment manufacturers, civil, government, military and avionics customers, supported by a worldwide channel community including VIAVI Velocity Partners. We deliver end-to-end visibility across physical, virtual and hybrid networks, enabling customers to optimize connectivity, quality of experience and profitability. VIAVI is also a leader in high performance thin film optical coatings, providing light management solutions to anti-counterfeiting, consumer electronics, automotive, defense and instrumentation markets. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook.

Investors Contact:    Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press Contact:    Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

VIAVI News Release

Source: VIAVI Financials